Exhibit 99.1

For more information, please contact:

AmTrust Financial Services, Inc.
Hilly Gross	Ronald Pipoly, Jr.
Vice President, Investor Relations	Chief Financial Officer
212.220.7120 x7023	216.328.6116
hgross@amtrustgroup.com	rpipoly@amtrustgroup.com

For immediate release
November 8, 2007

AmTrust Financial Services, Inc. Reports Record Third Quarter
Net Income of $24.4 million

(New York) - AmTrust Financial Services Inc. (NASDAQ: AFSI), today reported net income of $24.4 million and gross written premium of $193.3 million for the third quarter 2007.

In addition, AmTrust reiterated that it has no exposure to sub-prime mortgages. Virtually all of the mortgage-backed securities in the Company’s portfolio are government or agency-guaranteed.

Gross written premium in the third quarter 2007 increased by $57.3 million to $193.3 million or 42.1% from $136.0 million in the third quarter of 2006. As previously disclosed, the Company entered into a reinsurance agreement with Maiden Insurance Company (Maiden) effective July, 1, 2007. Under the terms of this reinsurance agreement, the Company ceded approximately $191 million of written premium to Maiden in the third quarter, of which, approximately $63 million of earned premium. The company received a ceding commission of approximately $59 million, of which, approximately $40 million was recognized as Ceding Commission revenue during the third quarter. The net written premium was $81.8 million for third quarter ended 2007 compared to $83.5 million for the third quarter ended 2006.

(more)

Third Quarter Overview:

The Company reported $24.4 million in net income, or $0.41 per basic share, for the third quarter ended September 30, 2007.

Third Quarter and Nine Months Highlights:

•	Net income from continuing operations up 96.8% for the third quarter of 2007 compared to the third quarter of 2006
•	Net income from continuing operations up 115.7% for the nine months of 2007 compared to the nine months of 2006
•	Quarterly operating earnings per basic share was $0.43
•	Quarterly earnings per basic share was $0.41
•	Nine months ended September 30, 2007 earnings per basic share was $1.12
•	Annualized quarterly return on equity for the third quarter was 26.9%
•	Book value per basic share was $6.39 (as of September 30, 2007)
•	GAAP combined ratio for the third quarter was 74.6%
•	GAAP combined ratio for the nine months ended was 85.9%

Third Quarter and Nine Months Results:
Revenue:

Gross written premium for the third quarter 2007 increased by $57.3 million or 42.1% to $193.3 million from $136.0 million in the third quarter 2006. The increase was attributable to both organic growth in our specialty middle market and specialty risk segments as well as successful integration of IGI into our specialty risk segment. Net earned premium for the third quarter 2007 decreased by $1.7 million or 2.0%, to $81.8 million from $83.5 million in the third quarter 2006. The decrease resulted from $63 million of earned premium being ceded to Maiden offset by $40 million of earned ceding commission from Maiden during the third quarter of 2007.

(more)

Gross written premium for the nine months ended September 30, 2007 increased by $220.0 million or 59.0% to $593.0 million from $373.0 million for the nine months ended September 30, 2006. Net earned premium for the nine months ended September 30, 2007 increased by $105.1 million or 46.5%, to $330.9 million from $225.8 million. The increase, which is net of $63 million of earned premium being ceded to Maiden offset by $40 million of ceding commisions during the third quarter of 2007, was attributable, primarily, to organic growth and the successful integration of acquisitions.

Commission and fee income for the third quarter 2007 increased by $5.0 million or 172.4% to $7.9 million from $2.9 million for the third quarter 2006. The increase was attributable, primarily, to reinsurance brokerage fees earned as a result of the Maiden agreement and administration of assigned risk business. Commission and fee income for the nine months ended September 30, 2007 increased by $7.8 million or 87.6% to $16.7 million from $8.9 million for the nine months ended September 30, 2006. The increase was attributable to reinsurance brokerage fees from Maiden, administration of assigned risk business, asset management fees and administration of our warranty programs.

Net investment income, excluding realized gains and losses in the third quarter 2007, increased by $6.4 million or 85.3% to $13.9 million from $7.5 million in the third quarter 2006. Average invested assets for the three months ended September 30, 2007 was $1,109 million compared to $702.2 million for the three months ended September 30, 2006. Net investment income, excluding realized gains and losses for the nine months ended September 30, 2007, increased by $19.3 million or 101.6% to $38.3 million from $19.0 million in the first nine months of 2006. The primary reason for the increase is the growth in average invested assets over the periods.

Net revenue in the third quarter 2007 increased by $43.6 million or 44.5% to $141.6 million (excluding other investment loss on managed assets) from $98.0 million in the third quarter 2006. Net revenue for the nine months ended September 30, 2007 increased by $171.1 million or 64.9% to $434.9 million (excluding other investment loss on managed assets) from $263.8 million. As discussed above, net revenue was reduced in both periods by $63 million of earned premium being ceded to Maiden during the third quarter of 2007.
(more)

Expenses:

The Company’s loss ratio for the quarter ended September 30, 2007 was 63.9% compared to 66.3% for the quarter ended September 30, 2006. The Company’s loss ratio for the nine months ended September 30, 2007 was 64.0% compared to 64.7% for the nine months ended September 30, 2006.

Policy Acquisition Expense, Salaries and Benefits Expense and Other Insurance General and Administrative Expense less Ceding Commission Revenue for the quarter ended September 30, 2007 decreased by $12.4 million to $8.8 million from $21.2 million for the quarter ended September 30, 2006. The decrease was the result of approximately $40 million of ceding commission from Maiden recognized in the third quarter of 2007. As a result, the expense ratio for the quarter ended September 30, 2007 decreased to 10.7% from 25.4% for the quarter ended September 30, 2006. Policy Acquisition Expense, Salaries and Benefits Expense and Other Insurance General and Administrative Expense less Ceding Commission Revenue for the nine months ended September 30, 2007 increased by $9.9 million to $72.3 million from $62.4 million for the nine months ended September 30, 2006. Despite the increase, the expense ratio for the nine months ended September 30, 2007 decreased to 21.9% from 27.7% for the nine months ended September 30, 2006.

The decreases are the result of the Company’s ability to leverage its current infrastructure and the reinsurance agreement the Company and Maiden entered into the third quarter of 2007 as well as the ceding commission the Company receives on it cessions to Maiden.

Interest expense in the third quarter 2007 increased to $2.7 million from $1.4 million in the third quarter of 2006. The increase is primarily the result of the issuance by the Company of $70.0 million of trust preferred securities in September 2006 and March 2007.

(more)

Other Matters:

Shareholders’ Equity as of September 30, 2007 increased to $383.3 million from $321.6 million as of September 30, 2006.

As of September 30, 2007 the Company’s debt-to-capitalization ratio was 24.4%. The Company’s debt relates to four trust preferred securities offerings in which the Company participated in between 2005 and 2007.

Conference Call:

On November 9, 2007 at 10 a.m. ET, the company will hold a conference call that can be accessed as follows:

Toll-free Dial-in: 888.726.2418
Toll Dial-in: (int’l Callers) 913.312.0694

In order to participate in the conference call, you must register at:
http://ir.amtrustgroup.com

A live broadcast of the call will be available on-line at the above website. An on-line replay will follow shortly after the call. In addition, a telephonic replay will be available for seven days and can be accessed by dialing 888.203.1112 or 719.457.0820. Enter replay passcode 7965954.

(more)

About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational specialty property and casualty holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

Forward Looking Statement

This news release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. The Company undertakes no obligation to publicly update any forward-looking statements.

AFSI-F
###

AmTrust Financial Services, Inc.
Income Statement
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Gross premium written	$193,262	$135,993	$592,954	$373,003

Premium income
Net premium written	$(30,717)	$105,599	$293,424	$314,343
Change in unearned premium	112,505	(22,073)	37,476	(88,572)
	81,788	83,526	330,900	225,771

Ceding commission	40,054	-	40,054	-
Commission and fee income	7,906	2,879	16,688	8,935
Investment income, net	13,916	7,539	38,326	18,960
Net realized gains (losses)	(2,074)	4,044	8,948	10,135
Other investment gain (loss) on managed assets	(4,118)	-	(2,217)	-
	55,684	14,462	101,799	38,030

Total revenue	137,472	97,988	432,699	263,801

Loss and loss adjustment expense	52,141	55,350	211,697	146,008
Policy acquisition expenses	27,619	10,635	71,900	27,107
Salaries and benefits	12,913	8,014	19,595	19,746
Other insurance general and administrative expense	8,292	2,550	20,870	15,588
Other underwriting expenses	3,512	3,106	10,052	8,873
	104,477	79,655	334,114	217,322

Income from continuing operations	32,995	18,333	98,585	46,479

Other income (expense)
Foreign currency gain (loss)	(44)	473	75	457
Interest expense	(2,650)	(1,410)	(6,985)	(3,653)
	(2,694)	(937)	(6,910)	(3,196)

Income from continuing operations before provision for income taxes	30,301	17,396	91,675	43,283

Provision for income taxes	9,985	4,983	26,584	12,058
Minority interest in net loss of subsidiary	(4,118)	-	(2,217)	-
Income from continuing operations	24,434	12,413	67,308	31,225
Discontinued operations	-	-	-	250
Net income available to common shareholders	$24,434	$12,413	$67,308	$31,475

Earnings per common share:
Basic earnings per share	$0.41	$0.21	$1.12	$0.57
Diluted earnings per share	$0.40	$0.21	$1.11	$0.57

Weighted average number of basic shares outstanding	59,959	59,959	59,959	54,879
Weighted average number of diluted shares outstanding	60,979	59,959	60,525	54,958

Combined ratio	74.6%	91.6%	85.9%	92.3%
Annualized return on equity	26.9%	15.8%	25.3%	19.1%

AmTrust Financial Services, Inc.
Balance Sheet Highlights
(in thousands)
(Unaudited)

	September 30,	December 31,
	2007	2006

Cash, cash equivalents and investments	$1,215,373	$824,193
Premiums receivables	264,343	147,779
Goodwill and intangible assets	53,951	29,369
Total assets	2,209,553	1,223,715
Loss and loss expense reserves	742,033	295,805
Unearned premium	496,939	323,155
Junior subordinate debt	123,714	82,476
Total stockholders' equity	$383,282	$340,479